Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NTK HOLDINGS FILES REGISTRATION STATEMENT
WITH SEC FOR IPO

PROVIDENCE, RI, May 5, 2006—NTK Holdings, Inc. (“NTK Holdings”), the parent company of Nortek, Inc. (“Nortek”), announced today that it has filed a registration statement for the proposed initial public offering of its common stock with the Securities and Exchange Commission. The shares of common stock to be sold in the offering are expected to be offered by NTK Holdings and, if the overallotment option is exercised, the selling stockholder.

The net proceeds of the offering of shares by NTK Holdings are expected to be used to repay indebtedness of NTK Holdings and Nortek, including approximately $205 million of new indebtedness expected to be incurred in the near future by NTK Holdings under a new senior unsecured loan facility. The net proceeds of the new indebtedness are expected to be used to pay a dividend of approximately $174.9 million to the stockholder of NTK Holdings and, together with cash on hand at Nortek, to make a distribution of approximately $54.0 million to participants under the 2004 Nortek Holdings, Inc. Deferred Compensation Plan.  Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as joint global coordinators of the proposed offering. Banc of America Securities LLC and UBS Securities LLC are also acting as book-running managers of the proposed offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the NTK Holdings prospectus, when available, may be obtained from:

Goldman, Sachs & Co.
Attn: Prospectus Department
85 Broad Street
New York, NY 10004
Fax: (212) 902-9316 or Email: prospectus-ny@ny.email.gs.com

Credit Suisse Securities (USA) LLC
Attn: Prospectus Department
11 Madison Avenue
New York, NY 10010
Phone: (212) 325-2580

Banc of America Securities LLC
Attn: Prospectus Department
100 West 33rd Street, 3rd Floor
New York, NY 10001
Email: dg.prospectus_distribution@bofasecurities.com

UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue, 8th Floor
New York, NY 10171
Phone: (212) 821-3400

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